Exhibit 99.1

TIDEWATER INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended March 31, 2005, 2004 and 2003 (In thousands)	2005	2004	2003
Operating activities:
Net earnings	$101,339	41,662	88,630
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	99,613	98,510	83,153
Provision for deferred income taxes	(33,867)	(16,634)	5,464
Impairment of long-lived assets	1,733	26,456	—
Gain on sales of assets	(11,979)	(7,075)	(6,162)
Equity in earnings of unconsolidated companies, less dividends	1,663	4,473	1,618
Minority interests, less dividends	(86)	(13)	(224)
Compensation expense - restricted stock	1,845	465	446
Tax benefit on stock compensation	823	673	1,099
Changes in assets and liabilities, net:
Trade and other receivables	(5,691)	(4,953)	22,058
Marine operating supplies	(1,040)	(6,642)	(3,206)
Other current assets	(517)	355	361
Accounts payable and accrued expenses	6,655	(145)	94
Accrued property and liability losses	169	(559)	(328)
Other, net	(598)	(7,524)	8,997

Net cash provided by operating activities	160,062	129,049	202,000

Investing activities:
Proceeds from sales of assets	18,296	11,451	13,689
Additions to properties and equipment	(207,391)	(297,515)	(269,620)
Other	(30)	635	—

Net cash used in investing activities	(189,125)	(285,429)	(255,931)

Financing activities:
Principal payments on debt	(58,000)	(285,000)	(25,000)
Debt borrowings	113,000	471,000	110,000
Proceeds from issuance of common stock	7,474	4,590	8,695
Cash dividends	(34,286)	(34,008)	(33,880)
Other	(1,385)	(333)	1

Net cash provided by financing activities	26,803	156,249	59,816

Net change in cash and cash equivalents	(2,260)	(131)	5,885
Cash and cash equivalents at beginning of year	17,636	17,767	11,882

Cash and cash equivalents at end of year	$15,376	17,636	17,767

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$16,387	10,006	3,156
Income taxes	$33,699	26,384	31,983

4